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                                                                  Exhibit 10.19




LETTER AGREEMENT - FINAL

                                                                 March 29, 2000
                                                                 Via: Facsimile
                                                                   830-626-5314

Mr. Marvin Rush, Chairman
Rush Enterprises
P O Box 346630
San Antonio, Texas 78265-4630

Dear Marvin:

PACCAR Financial Corp. is pleased to offer this Letter Agreement confirming the 2000/2001 "financing plan" for the Rush Enterprises' Peterbilt dealerships listed below. In consideration of this preferred finance plan, our mutual expectation is to reach at least 20% new Peterbilt finance penetration (units financed/units sold) in the year 2000 (about $110 million in finance volume) and at least 25% in 2001. The program described below is intended for "day to day" business, and the parties are free to negotiate terms for other transactions as needs arise.

PROGRAM PERIOD

January 1, 2000 through December 31, 2001, unless terminated by either party prior to its conclusion.

RATES

New
5 year Treasuries plus 3.40 percent

Used

3 year Treasuries plus 4.25 percent

(1) Three Year Treasury Rates for new and used, respectively, will be based on the weekly H-15 Treasury Interest Rate report. The rates appearing on the last Tuesday of the preceding month will be used for the following month.

(2) The above rate structure will also be used for PFC's owner operator lease program (stream rate). 60-month leases with 10% residual will be at a .25% premium due to the longer amortization. The cost of PFC's liability insurance will be added to this rate structure, for owner operator leases.

DEALER LIABILITY

8%   New Non Fleet

5%*  New Transactions of 10 or more units

10%  Used


* 5% fixed, all other liability amounts based on the declining balance. Parties are free to negotiate LL of other amounts as conditions warrant. Nonrecourse is available for qualified credits.




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Mr. Marvin Rush, President
March 29, 2000 - Final
Page Two

ANNUAL LOSS CAP

The annual loss cap for the program period (2000 and 2001) will be $500,000 per year, plus any additional recourse agreed to by the parties. This will be an aggregate cap for all the Rush Peterbilt dealerships.

DEALERSHIPS

Rush Truck Centers of Texas, Inc.
Rush Truck Centers of California, Inc.
Rush Truck Centers of Colorado, Inc.
Rush Truck Centers of Louisiana, Inc.
Rush Truck Centers of Oklahoma, Inc.
Rush Truck Centers of Arizona, Inc.
Rush Truck Centers of New Mexico, Inc.

DEALER RESERVE

Dealer reserve will be paid 100% upfront on new trucks up to a 3% dealer reserve and up to a 5% dealer reserve on used trucks. Reserve amounts above 3% and 5% will be split pro rata 75% for Rush and 25% for PFC. PFC's 25% will be added to the program rate. The following illustrates this concept:

Dealer Reserve
Used                               New                           PFC Rate
---------------                    --------                      ---------
Up to 5%                           Up to 3%                      No change
5.4%                               3.4%                          +.1%
5.8%                               3.8%                          +.2%
Etc.                               Etc.                          Etc.

Dealer fees on the owner operator lease program in excess of 10% of the capitalized equipment cost will be split 50/50 with PFC.

The dealer's reserve payment and dealer fee on leases will be paid on the 15 th of the following month. The difference in payment methods will be used on all finance transactions. Dealer fees on leases will be expressed as a percentage of the capitalized equipment cost.

CHARGEBACKS

Early terminations of any retail finance contract or modification of terms due to a bankruptcy proceeding will result in a chargeback of unearned dealer reserve to Rush Enterprises based on current PFC practices, where dealer reserve is earned using the same method as interest earned on the underlying retail contract.

On owner operator lease transactions, 100% of unearned dealer fees will be charged back on a straight line basis throughout the term of the lease on all early termination defaults, repossessions and bankruptcies where terms are amended.


Transactions will be evaluated based on PFC's credit underwriting standards. PFC will provide standard administrative services including contract administration and collections.

This Letter Agreement shall be and hereby is incorporated into the Agreement for Acquisition of Secured Retail Installment Paper between




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Mr. Marvin Rush, President
March 29, 2000 - Final
Page Three

Rush Truck Centers of Texas, Inc., Rush Truck Centers of California, Inc., Rush Truck Centers of Colorado, Inc., Rush Truck Centers of Louisiana, Inc., and Rush Truck Centers of Oklahoma, Inc., and PACCAR Financial Corp., dated September 14, 1998, as well as any amendments thereto (including work to incorporate the dealerships in New Mexico and Arizona), and the Lease Marketing Agreement between the same parties and of even date therewith, as well as any amendments and attachments thereto (collectively, the "Rush Dealer Agreements"). Except for the modifications stated herein, the Rush Dealer Agreements shall remain in full force and effect unchanged.

INSURANCE

PFC is pleased to offer the following commission structure for physical damage insurance for the year 2000:

o Standard Commission - 12.5% of Net Written Premium for all business (fleet and non-fleet) paid monthly.

o Quarterly Bonus - 3.25% of Net Written Premium on volume over $300k (not retroactive) paid quarterly.

o Annual Bonus - 1.25% of Net Written Premium on volume over $1.5 million (retroactive) paid annually.

o Contingency Income - PFC's standard contingency program will remain in effect, allowing up to 8% of annual earned premium based on loss ratios. Contingency income is paid annually.

It is anticipated that the quarterly and annual targets will increase in 2001 and beyond and as our insurance relationship develops. Other Items:

1. Other insurance in PFC contracts - With PFC's competitive commission structure outlined above, there should be little need to place other physical damage insurance in PFC contracts. However, PFC will consider exceptions when specific customer needs or market conditions warrant those exceptions.

2. Specified perils versus comprehensive coverage - At this point in time, PFC does not offer comprehensive coverage. To manage your E&O exposure, we understand that you have the customer sign an acknowledgement in cases where specified perils is sold.

3. Claims service - PFC's dedicated claims group, part of AIG, provides outstanding claims service. The utilization of independent appraisers allows for quick authorization of repairs and fast overall service. As we experience claims over the next year, we will review this service together. If the service is not satisfactory, we can develop a program similar to the Rapid Repair program used by Associates.




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Mr. Marvin Rush, President
March 29, 2000 - Final
Page Four

We appreciate the opportunity to provide this program to Rush Enterprises, Inc. and look forward to supporting your efforts to provide financial services to truck owners in your territories. This proposal contains proprietary information and may not be disclosed to anyone outside Rush Enterprises, Inc. without prior written consent of PACCAR Financial Corp.

Please call me if you have any questions.



                                                  Sincerely,





                                                  Andrew J. Wold
                                                  President


AJW:ejb
rushltragreement


Acknowledged and Agreed to this ______ day of January, 2000.


By:
   -------------------------------------
Rush Truck Centers of Texas, Inc.
Rush Truck Centers of California, Inc.
Rush Truck Centers of Colorado, Inc.
Rush Truck Centers of Louisiana, Inc.
Rush Truck Centers of Oklahoma, Inc.
Rush Truck Centers of Arizona, Inc.
Rush Truck Centers of New Mexico, Inc.